EXHIBIT 10.5

Change in Control

Severance Agreement

This CHANGE IN CONTROL SEVERANCE AGREEMENT is dated as of 5/27/2021, by and between TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (the “Company”), and JOE W. FERGUSON (the “Executive”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company and its Affiliates in the event of a potential Change in Control (as defined below) or potential involuntary terminations, the Company desires to enter into this Change in Control Severance Agreement (the “Agreement”) to provide the Executive with certain benefits if the Executive’s employment is terminated in connection with or following the occurrence of a Change in Control or upon certain qualifying terminations. This Agreement amends and restates and supersedes in its entirety that certain Change in Control Severance Agreement by and between the Company and Executive, dated as of October 5, 2020 (the “Prior Agreement”), and upon Executive’s signature hereto, the Prior Agreement shall be of no further force or effect.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1.  Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

“Annual Base Salary” means the Executive’s annual base salary in effect immediately before his or her Severance.

“Annual Target Bonus Opportunity” means the amount of the annual cash incentive payable to an Executive under a Company or Affiliate annual incentive plan with respect to a given fiscal year of the Company or Affiliate, as applicable, assuming that the target level of performance under the plan was achieved.

“Board” means the Board of Directors of the Company.

“Cause” shall mean:

US-DOCS\122397973.2 07-27-2021

(a)the Executive’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his or her position, and such failure is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(b)the Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer consistent with the duties of his or her position, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(c)a material breach by the Executive of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(d)the Executive’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Executive’s position with the Company or an Affiliate and not in connection with any act or omission of the Executive);

(e)the Executive’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

(f)the Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company or any Affiliate.

For the purposes of this definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company or its Affiliates shall be considered to be willful.

“Change in Control” shall have the same meaning as assigned to that term in the Company’s 2021 Incentive Award Plan (or any successor to or replacement of such plan); provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

“Change in Control Period” shall mean the period of time commencing three months prior to the closing of a Change in Control and ending 18 months following the closing of such Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means a disability within the meaning of Code section 409A(a)(2)(C) and U.S. Treasury Regulations section 1.409A-3(i)(4) (or any successor provision).

“Effective Date” shall mean the date first set forth above.

“Good Reason” means the occurrence of any of the following events, unless the Executive otherwise consents in writing to such event:

(a)a material reduction in the Executive’s Annual Base Salary (other than a reduction that is applicable to all similarly situated employees generally and that occurs outside a Change in Control Period);

(b)with respect to a Change in Control Period only, a material reduction in the Executive’s Annual Target Bonus Opportunity as compared to his or her Annual Target Bonus Opportunity for the fiscal year of the Company in which the Change in Control occurred;

(c)requiring the Executive to relocate his or her principal place of employment to a location more than fifty (50) miles from the Executive’s current principal place of employment; or

(d)the failure or refusal by a successor or acquiring company, upon the consummation of a Change in Control, to (i) assume the obligations of the Company under this Agreement or (ii) assume obligations to Executive that are substantially equivalent to or more favorable than the obligations under this Agreement.

The Executive shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company (or its Affiliate, if applicable) shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason. If the Company (or its Affiliate, if applicable) does not cure the condition or conditions by the end of such thirty (30) day period, the Executive may voluntarily terminate employment within thirty (30) days after the last day of the thirty (30) day cure period. The Executive’s voluntary termination of employment other than in accordance with the requirements of this definition shall not constitute termination for Good Reason.

“Release” means a general release of claims against the Company and the other persons specified therein in the form attached hereto as Exhibit A, or in such other form as is required to comply with applicable law.

“Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

“Severance” means (a) the involuntary termination of the Executive’s employment by the Company or any Affiliate thereof, other than for Cause, death or Disability or (b) a termination of the Executive’s employment with the Company and its Affiliates by the Executive for Good Reason in each case that, to the extent necessary, constitutes a Separation from Service.

“Severance Date” means the date on which the Executive incurs a Severance.

“Severance Period” means the period following the Executive’s Severance pursuant to which the Company owes payments and/or benefits to the Executive pursuant to this Agreement.

“Treasury Regulations” means the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as modified in Title 26 of The United States Code of Federal Regulations.  Any references made in this Agreement to specific Treasury Regulations shall also refer to any successor or replacement regulations thereto.

SECTION 2.  Term of Agreement.  The term of this Agreement (the “Term”) will commence on the Effective Date, and will continue until (a) in the event the Executive’s employment is terminated for any reason other than the Executive’s Severance, the date of such termination of employment, or (b) in the event the Executive incurs a Severance, the date on which the Company has fulfilled all obligations owed to the Executive pursuant to this Agreement.

SECTION 3.  Severance Benefits

3.1Generally.  Subject to Sections 3.6, 5 and 7.2 of this Agreement, the Executive shall be entitled to the severance payments and benefits described below.

3.2Payment of Accrued Obligations.  The Company shall pay to the Executive upon the Executive’s Severance a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Executive’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) any annual bonus earned by the Executive from the year preceding the Severance Date but not yet paid as of the Severance Date.

3.3Severance Payments and Benefits Outside of a Change in Control Period.  Subject to Section 3.6, upon the Executive’s Severance that occurs outside of a Change in Control Period, then in addition to the payments and benefits set forth in Section 3.2 above, the Company shall provide Executive with the following:

(a)During the period of time commencing on the Severance Date and ending on the twelve (12) month anniversary of the Severance Date, the Company shall continue to pay Executive his/her Annual Base Salary.  Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Sections 3.6 and 10.4 below, and with the first installment including any amounts that would have been paid had the Release been effective and irrevocable on the Severance Date.

(b)Executive shall be entitled to receive an amount equal to 100% percent of Executive’s Annual Target Bonus Opportunity (pro-rated based on the number of days Executive was employed by the Company during the calendar year in which the Severance Date occurs), payable at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Severance Date occurs.

(c)The Company shall directly pay Executive’s total COBRA premiums for the period commencing on the Severance Date and ending on the twelve (12) month anniversary of the Severance Date of COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage) (the “Non-CiC COBRA Period”).  To the extent permitted by applicable law, Executive shall have the right to change Executive’s coverage elections under the Company’s health benefit plan during the COBRA continuation period and any such change in elections shall not reduce or eliminate the Company’s obligation to pay applicable premiums.  Notwithstanding Section 3.3(c), in the event that (i) the direct COBRA payment arrangement described in Section 3.3(c) would result in adverse tax consequences for the Executive under Code Section 105(h) (or similar law), (ii) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (iii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), the Company shall pay to the Executive an amount equal to one hundred and twenty five percent (125%) of the total premiums the Executive would be required to pay for the remaining Non-CiC COBRA Period under the Company’s health benefit plan, determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Severance Date (the “COBRA Payment”).  The Company shall pay the COBRA Payment in substantially equal monthly installments over the remaining Non-CiC COBRA Period.  In the event that the Company makes a payment pursuant to this Section 3.3(c), the Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment nor shall the Executive be required to apply the COBRA Payment to payment of applicable premiums for COBRA continuation coverage.

(d)In addition, to the extent permitted by applicable law and the Company’s applicable benefit plans, during the Non-CiC COBRA Period the Company shall permit the Executive (and his or her eligible dependents) to participate in any optional life insurance and optional personal accident plans of the Company for which senior executives of the Company are eligible, to the same extent and at the same premium rates as if the Executive had continued to be an employee of the Company during such period.

3.4Outplacement Services.  Subject to Section 3.6, in addition to the benefits provided in Sections 3.3 and 3.5, upon Executive’s Severance (whether during or outside a Change in Control Period), the Executive shall be entitled to receive outplacement services of up to $10,000 for the period ending on the first anniversary of the Executive’s Severance Date.

3.5Severance Payments and Benefits During a Change in Control Period.  Subject to Section 3.6, upon the Executive’s Severance that occurs during a Change in Control Period, then, in lieu of the severance payments and benefits set forth in Section 3.3 above and in addition to the payments and benefits set forth in Section 3.2 above, the Company shall provide Executive with the following:

(a)During the period of time commencing on the Severance Date and ending on the twelve (12) month anniversary of the Severance Date, the Company shall continue to pay Executive his/her Annual Base Salary.  Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Sections 3.6 and 10.4 below, and with the first installment including any amounts that would have been paid had the Release been effective and irrevocable on the Severance Date.

(b)Executive shall be entitled to receive an amount equal to one hundred (100%) of Executive’s Annual Target Bonus Opportunity, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release becomes effective and irrevocable becomes effective and irrevocable in accordance with Sections 3.6 and 10.4 below.

(c)The Company shall directly pay Executive’s total COBRA premiums for the period commencing on the Severance Date and ending on the eighteen (18) month anniversary of the Severance Date of COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage) (the “CiC COBRA Period”).  To the extent permitted by applicable law, Executive shall have the right to change Executive’s coverage elections under the Company’s health benefit plan during the COBRA continuation period and any such change in elections shall not reduce or eliminate the Company’s obligation to pay applicable premiums.  Notwithstanding Section 3.5(c), in the event that (i) the direct COBRA payment arrangement described in Section 3.5(c) would result in adverse tax consequences for the Executive under Code Section 105(h) (or similar law), (ii) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (iii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), the Company shall pay to the Executive an amount equal to one hundred and twenty five percent (125%) of the total premiums the Executive would be required to pay for the remaining CiC COBRA Period under the Company’s health benefit plan, determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Severance Date (the “COBRA Payment”).  The Company shall pay the COBRA Payment shall be paid in substantially equal monthly installments over the remaining CiC COBRA Period.  In the event that the Company makes a payment pursuant to this Section 3.5(c), the Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment nor shall the Executive be required to apply the COBRA Payment to payment of applicable premiums for COBRA continuation coverage.

(d)In addition, to the extent permitted by applicable law and the Company’s applicable benefit plans, during the CiC COBRA Period the Company shall permit the Executive (and his or her eligible dependents) to participate in any optional life insurance and optional personal accident plans of the Company for which senior executives of the Company are eligible, to the same extent and at the same premium rates as if the Executive had continued to be an employee of the Company during such period.

(e)In addition, each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall be subject to the accelerated vesting as set forth in the Plan (or, with respect to awards granted under the Company’s 2014 Stock Plan (the “Prior Plan”), any accelerated vesting upon a Change in Control provided under the Prior Plan).

3.6Release and Restrictive Covenant Agreement.  The Executive shall be eligible to receive the payments and other benefits under this Agreement (other than payments under Section 3.2) only if after the Severance Date (a) the Executive first executes the Release in favor of the Company and others attached hereto as Exhibit A and the Release has not been revoked by the Executive, by the sixtieth (60th) day following the Severance Date (or such short time specified by the Company) (such date, the “Release Expiration Date”), and (b) the Executive provides the Company written attestation that the Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”) is in effect and enforceable.  If the Executive does not execute and return the Release and attestation such that either or both agreements do not become effective (or, in the case of the Release, is revoked) before the Release Expiration Date immediately following the Severance Date, the Executive shall not be entitled to any payments or benefits under this Agreement (other than payments under Section 3.2).

3.7Forfeiture.  If the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in the Restrictive Covenants Agreement, then the Executive shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to the Executive pursuant to this Agreement (other than payments made pursuant to Section 3.2).

3.8No Duplication of Benefits.  Except as otherwise noted herein, during the Term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company or Affiliate severance or termination agreement, plan, program, policy, practice or arrangement (collectively, “Severance Plans”).  The Executive affirmatively waives any rights he or she may have to payments or benefits provided under the Severance Plans to the extent the Executive receives similar payments or benefits under this Agreement.  The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s or its Affiliates’ employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

3.9No Mitigation or Offset.  In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company and its Affiliates to Executive under this Agreement.

SECTION 4.  Golden Parachute Tax.  It is the intention of the Company and the Executive that the Executive receive the full benefits available under this Agreement and any other agreement, plan, program, policy or similar arrangement providing for compensation or benefits in the event of a Change in Control.  If a Change of Control occurs and a determination is made by legislation, regulation, ruling directed to the Executive or the Company, or court decision that the aggregate amount of any payment made to the Executive hereunder, or pursuant to any plan, program, policy or similar arrangement of the Company (or any subsidiary or affiliate or successor thereto) in connection with, on account of, or as a result of, such Change in Control constitutes “excess parachute payments” as defined in Code Section 280G (as well as any successor or similar sections thereof), subject to the excise tax provisions of Code Section 4999 (as well as any successor or similar sections thereof), the Executive shall be entitled to receive from the Company, in addition to any other amounts payable hereunder, a lump sum payment equal to 100% of such excise tax, plus an amount equal to the federal and state income tax, FICA, and Medicare taxes (based upon Executive’s projected marginal income tax rates) on such lump sum payment.  The amounts under this Section 4 shall be paid to Executive as soon as may be practicable after such final determination is made and in all events shall be made no later than the end of the Executive’s taxable year next following his taxable year in which he remitted the related taxes.  The Executive and the Company shall mutually and reasonably determine whether or not such determination has occurred or whether any appeal to such determination should be made.

SECTION 5.  Death During the Severance Period.  If the Executive dies during the Severance Period, any unpaid amounts shall be paid to the Executive’s estate within ten (10) days following the Executive’s death.  The Executive’s right to outplacement services described in Section 3.4 and continued participation in the life insurance and accident plans described in Sections 3.3 or 3.5 shall terminate as of the date of the Executive’s death.

SECTION 6.  Amendments; Waiver.    This Agreement contains the entire agreement of the parties with respect to severance payments and benefits payable in connection with a Severance.  No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

SECTION 7.  General Provisions.

7.1Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under this Agreement to the Executive and the Executive is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.

7.2If the Company or any Affiliate thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Affiliate thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay under this Agreement shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. If the Executive is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), severance pay under this Agreement shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.

7.3Neither this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and the Executive shall remain subject to discharge to the same extent as if this Agreement had never existed.

7.4If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

7.5This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including the Executive, present and future, and any successor to the Company.

7.6The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

7.7The Agreement shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Agreement is funded, the Executive shall not have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Agreement.  For purposes of clarity, nothing in this Section 7.7 shall be construed to relieve the Company or its Affiliates from their obligations to the Executive pursuant to this Agreement.

7.8All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent:

(i) To the Executive, at:

Last address in records of the Company

(ii) To the Company, at:

Treace Medical Concepts, Inc.

203 Fort Wade Rd., Suite 150

Ponte Vedra, FL 32081

Attention: Chief Legal & Compliance Officer

7.9This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

7.10The Company may withhold from any payments due to the Executive hereunder such amounts as are required to be withheld under applicable federal, state and local tax laws.

7.11Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Restrictive Covenants Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

SECTION 8. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance, including, without limitation, the Prior Agreement, except for any equity acceleration provided in the Prior Plan and/or the Plan.

SECTION 9. Disputes.

9.1Except as provided in the Restrictive Covenants Agreement, any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Jacksonville, Florida in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

9.2If, with respect to any alleged failure by the Company or its Affiliates to comply with any of the terms of this Agreement, the Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement, and thereafter the Company or its Affiliates are found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company or its Affiliates (but not both) shall reimburse the Executive for his actual expenses for attorneys’ fees and disbursements within thirty (30) days following receipt of any invoice for such expenses.

SECTION 10.  Section 409A of the Code.

10.1It is intended that this Agreement shall comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code.  This Agreement shall be interpreted, operated, and administered in a manner consistent with and in furtherance of this intent.

10.2Any payment required under this Agreement that is payable in installment payments shall be deemed to be a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

10.3Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company or its Affiliates or an Executive’s resignation for Good Reason will be made unless the Executive’s termination of employment or resignation (as applicable) constitutes a Separation from Service. In addition and solely to the extent required by Code Section 409A, no such payment or distribution will be made to the Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (b) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to the Executive in a lump sum upon expiration of such six-month period (or if earlier upon the Executive’s death).

10.4Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, in any case where Executive’s Severance Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10.4, such amounts shall be paid in a lump sum on the first payroll date to occur in the subsequent taxable year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

TREACE MEDICAL CONCEPTS, INC.

/s/ John T. Treace

John T. Treace

Chief Executive Officer

EXECUTIVE

/s/ Joe Ferguson

Joe W. Ferguson

EXHIBIT A

RELEASE AGREEMENT

(To be signed after the Severance Date) 1

In return for payment of severance benefits pursuant to the Change in Control Severance Agreement between Treace Medical Concepts, Inc., and me (the “CIC Severance Agreement”), I hereby generally and completely release Treace Medical Concepts, Inc. (“Treace”), its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release Agreement (the “Agreement”). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.

This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

[1]	To be updated for any changes in applicable law.

I agree that I am voluntarily executing this Agreement. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have been advised to consult with an attorney prior to signing this Agreement; (c) if a “Severance” (as defined in the CIC Severance Agreement) involves an employment termination program, I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by the program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; (d) I have at least twenty-one (21) or forty-five (45) days, depending on the circumstances of my Severance, from the date that I receive this Release (although I may choose to sign it any time on or after my Severance Date (as defined in the CIC Severance Agreement)) to consider the release; (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Human Resources Manager in writing at 203 Fort Wade Rd., Suite 150, Ponte Vedra, FL 32081; and (f) this Agreement will not be effective until I have signed it and returned it to the Company’s Corporate Secretary and the Revocation Period has expired.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Joe W. Ferguson	Date

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

See attached Employee Confidentiality, Nonsolicitation and Noncompete Agreement between Executive and the Company dated June 24, 2014.